Exhibit 24

POWER OF ATTORNEY

I, the undersigned Director of Rockwell Collins, Inc., a Delaware corporation (the “Company”), hereby constitute GARY R. CHADICK, PATRICK E. ALLEN and DAVID H. BREHM, and each of them singly, my true and lawful attorneys with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, and any amendments thereto.

Signature	Title	Date
/s/ Donald R. Beall Donald R. Beall	Director	November 17, 2005

/s/ Anthony J. Carbone Anthony J. Carbone	Director	November 17, 2005

/s/ Michael P.C. Carns Michael P.C. Carns	Director	November 16, 2005

/s/ Chris A. Davis Chris A. Davis	Director	November 17, 2005

/s/ Richard J. Ferris Richard J. Ferris	Director	November 17, 2005

/s/ Cheryl L. Shavers Cheryl L. Shavers	Director	November 17, 2005

/s/ Joseph F. Toot, Jr. Joseph F. Toot, Jr.	Director	November 17, 2005